Exhibit 99.1

Amplify Energy Announces Third Quarter 2026 Results, Continued Production Growth, Enhanced Beta Royalty Relief, and Share Repurchase Activity

HOUSTON, November 9, 2026 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) today announced operating and financial results for the third quarter of 2026.

Recent Developments and Third Quarter Highlights

●	Recently, Amplify achieved the following:
o	Effective November 1, 2026, Amplify secured Special Case Royalty Relief (“SCRR”) at Beta, reducing the royalty rate on all Beta production to approximately 12.4%
o	Through November 4, 2026, Amplify has repurchased approximately 1.6 million shares of common stock, representing approximately 4.0% of shares outstanding, for approximately $6.9 million at a weighted-average purchase price of $4.35 per share
●	Continued to generate strong results from the Beta development:
o	The C29 well, completed in June 2026, averaged approximately 380 gross Bopd in the third quarter with an expected payout of 10 months and an IRR in excess of 150%
o	The C16 well, completed in July 2026, averaged approximately 360 gross Bopd in the third quarter with an expected payout of 10 months and an IRR in excess of 150%
●	Reduced Bairoil lease operating expenses by $3.0 million versus the prior quarter and $5.2 million versus third quarter 2025
o	Averaged 58 MMcfd of CO2 injections in the third quarter, approximately 80% higher than the minimum contracted amount
●	During the third quarter of 2026, the Company:
o	Averaged total production of 7.4 MBopd (100% oil), an increase of approximately 9% compared to the prior quarter and 15% from the first quarter of 2026, driven by development activity and royalty relief at Beta and production growth at Bairoil
o	Reported a net loss of $18.9 million in the third quarter compared to net income of $17.3 million in the second quarter, primarily driven by changes in commodity derivative instruments
o	Generated net cash provided by operating activities of $3.1 million
o	Delivered Adjusted EBITDA(1) of $10.8 million and Adjusted Net Income(1) of $0.7 million, an increase of $2.2 million and $2.5 million, respectively, compared to the prior quarter, despite approximately $9.7 million of realized commodity derivative losses. The Company's average hedge prices are higher in 2027, which, together with the operating improvements described below, are expected to support stronger cash flow generation
(1)	A non-GAAP financial measure; see the “Use of Non-GAAP Financial Measures” section in this release for more information including reconciliations to the most comparable GAAP measures.

o	As of September 30, 2026, Amplify had no outstanding debt under its revolving credit facility and liquidity of $25.0 million, consisting of $10.0 million of cash on hand and available borrowing capacity of approximately $15.0 million

Dan Furbee, the Company’s Chief Executive Officer, stated, “Our third-quarter results demonstrate tangible progress in unlocking the value of Amplify’s asset base, with growing production across both assets and significantly lower costs at Bairoil. During the third quarter, strong performance from the recently drilled C29 and C16 wells, together with End of Life royalty relief, meaningfully increased net production, revenue and cash flow at Beta. Special Case Royalty Relief further enhances future development economics and supports extension of the field’s economic life. At Bairoil, our amended CO₂ purchase agreement was expected to reduce annual lease operating expenses by more than $10 million compared with 2025.  However, in the third quarter, due to increased CO2 deliveries above the contract minimum, our estimated annualized savings are forecasted to be greater than $20 million compared to the prior year, significantly increasing the profitability of the field. Moreover, the increased delivery of CO2 highlights the current and future value associated with Bairoil’s available pore space for carbon storage.”

Mr. Furbee continued, “In addition to the positive operational developments at Bairoil and Beta, we are also pleased with the share repurchase program we commenced in August.  To date, we have bought back approximately 4.0% of our shares outstanding at a weighted-average purchase price of $4.35 per share, which we believe is well below intrinsic value.  We believe buying back shares at these levels is accretive to shareholders, and we intend to continue allocating capital to the share repurchase program.”

Mr. Furbee concluded, “We believe buying back shares, investing in development drilling at Beta with Special Case Royalty Relief, and pursuing opportunities to monetize our available pore space at Bairoil present us with a myriad of opportunities for value creation.”

Enhanced Beta Royalty Relief

Building upon the End of Life (“EOL”) royalty relief secured in May 2026, Amplify obtained SCRR at Beta effective November 1, 2026. As a result, the royalty rate on all Beta production is approximately 12.4% (down from 24.8% prior to EOL royalty relief and SCRR). Additionally, under SCRR, the commodity price threshold for suspension has increased to approximately $92 per BOE, based on a trailing 12-month average (up from approximately $80 per BOE in EOL royalty relief).

Unlike the prior royalty framework, which reduced the economic benefits of incremental production as volumes increased, SCRR allows the Company to retain a greater share of the value generated from future development projects. As a result, Amplify expects the enhanced royalty structure to improve drilling economics, which is expected to increase development opportunities at Beta while extending the field’s economic life. Royalty relief remains subject to certain thresholds, which are discussed further in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

Share Repurchase Program

In August, the Board authorized the repurchase of up to $15.0 million of the Company’s common stock through December 31, 2026.  Through November 6, 2026, the Company repurchased approximately 1.6 million shares for approximately $6.9 million at a weighted-average purchase price of $4.35 per share.

The Company believes repurchasing shares at prices significantly below its assessment of intrinsic value represents an attractive use of capital and increases the value of Amplify’s underlying assets and future cash flows attributable to each remaining share. The program reflects Amplify’s capital allocation discipline and its focus on pursuing opportunities offering what the Company believes to be the most compelling risk-adjusted returns for shareholders.

Key Financial Results – Third Quarter

During the third quarter of 2026, the Company reported a net loss of approximately $18.9 million compared to net income of $17.3 million in the prior quarter. Net loss in the quarter was primarily attributable to a $24.6 million non-cash unrealized loss on commodity derivatives during the period. Excluding the impact of the non-cash unrealized loss on commodity derivatives and additional other one-time items, Amplify generated Adjusted Net Income of $0.7 million in the third quarter of 2026. Third-quarter 2026 Adjusted EBITDA was $10.8 million and Free Cash Flow was $2.0 million, both in line with expectations. Third quarter results included approximately $9.7 million of realized commodity derivative losses; the Company's average hedge prices are higher in 2027, which should improve cash flow relative to the third quarter, assuming comparable commodity prices and operating performance.

	Third Quarter	Second Quarter
$ in millions	2026	2026
Net income (loss)	$(18.9)	$17.3
Net cash provided by operating activities	$3.1	$2.8
Average daily production (MBopd)	7.4	6.8
Total revenues excluding hedges	$51.4	$52.7
Adjusted EBITDA (a non-GAAP financial measure)	$10.8	$8.6
Adjusted net income (loss), (a non-GAAP financial measure)	$0.7	$(1.7)
Total capital investment	$8.0	$20.7
Free Cash Flow (a non-GAAP financial measure)	$2.0	$(12.9)

Corporate Production and Pricing

During the third quarter of 2026, average daily production was approximately 7.4 MBopd, consisting entirely of crude oil. Compared to the prior quarter, total Company production increased approximately 9%, driven by an approximately 11% increase at Beta and an 8% increase at Bairoil. In total, third quarter production was up 15% from the first quarter 2026.

Total oil revenues for the third quarter of 2026 were approximately $51.4 million, before the impact of derivatives. The Company realized a net loss on commodity derivatives of $9.7 million during the quarter.

The following table sets forth information regarding average realized crude sales prices for the periods indicated:

	Crude Oil ($/Bbl)
	Three	Three
	Months	Months
	Ended	Ended
	September 30,	June 30,
	2026	2026
Average Brent Price	$91.22	$96.80
Average WTI Price	$85.79	$92.79

Average sales price exclusive of realized derivatives	$75.19	$85.41
Realized derivatives	(14.28)	(22.13)

Average sales price inclusive of realized derivatives	$60.91	$63.27

Marketing Update

Over the past several quarters at Beta, Amplify has navigated changing market dynamics as refining capacity in California has declined, reducing the number of available outlets for locally produced crude oil and placing pressure on realized pricing. The Company continues to pursue multiple paths to expand available markets and improve pricing, including offshore buoys, new pipeline connections and trucking options. Although market pressure remains, fourth-quarter differentials have improved, and Amplify has updated its guidance to reflect the stronger realized pricing outlook.

Costs and Expenses

In the third quarter of 2026, lease operating expenses were approximately $22.7 million. Driven by the amended CO₂ purchase agreement, Bairoil lease operating expenses declined approximately 30% from $10.8 million in the second quarter of 2026 to $7.8 million in the third quarter of 2026. In total, we expect full-year 2026 lease operating expenses of approximately $80.0 million to $90.0 million, which represents a slight improvement from prior guidance.

Severance and ad valorem taxes in the third quarter of 2026 were approximately $3.2 million, which was slightly higher than the prior quarter due to higher production partially offset by lower physical prices. Severance and ad valorem taxes as a percentage of revenue were approximately 6.2% in the third quarter of 2026 and were in line with guidance.

Amplify incurred approximately $1.0 million, or $1.52 per Bbl, of gathering, processing and transportation (“GP&T”) expenses in the third quarter of 2026.

Cash G&A expenses in the third quarter of 2026 were approximately $4.6 million, compared to $5.1 million in the second quarter of 2026. The Company expects full-year cash G&A expenses of approximately $20.0 million to $22.0 million, within its previously announced guidance range.

In the third quarter of 2026, depreciation, depletion, and amortization expense totaled approximately $5.6 million, and net interest expense was $0.9 million. Interest expense is primarily related to surety bond premiums for the Beta assets. Amplify recorded a $3.5 million deferred income tax benefit for the third quarter of 2026.

Third Quarter Capital Investments

Capital investment during the third quarter of 2026 was approximately $8.0 million. The Company’s capital allocation in the quarter was primarily invested in development drilling with the completion of the C16 well in July and waterflood enhancement projects at Beta.

The following table details Amplify’s capital invested during the third quarter of 2026:

	Third Quarter	Year to Date
	2026 Capital	2026 Capital
	($ MM)	($ MM)
Bairoil	$0.7	$1.7
Beta	7.3	$48.0
Total Capital Invested	$8.0	$49.7

Operations Update

Beta

At Beta, Amplify continues to focus on development drilling, waterflood optimization and operating cost reductions to enhance the long-term value of the asset. The C29 and C16 wells continued to perform well during the third quarter, contributing to an approximately 11% increase in Beta production compared to the prior quarter. These results build on the success of the Company’s recent development program and reinforce management’s confidence in Beta’s remaining drilling inventory and future development potential.

Amplify expects to continue development drilling at Beta in 2027. Importantly, the recently approved SCRR further enhances the economics of future development by reducing the royalty rate on incremental production above specified volume thresholds to approximately 12.4%. Unlike the prior royalty structure, which reduced the benefit of incremental production as volumes increased, SCRR allows Amplify to retain a greater share of the value generated from future development projects. Management believes the combination of demonstrated well performance, improved royalty economics and continued operating efficiencies supports additional production growth, attractive development returns and a longer economic life for Beta.

In parallel with development drilling, Amplify continues to advance its waterflood enhancement and pressure maintenance program. During the third quarter, the Company focused on restoring and improving injection support in portions of the reservoir that had experienced reduced pressure support. Management expects these initiatives to improve reservoir performance and support more consistent and sustainable production from both existing wells and future development locations. The Company also continues to pursue targeted workovers and other field optimization projects intended to improve production reliability and reduce operating costs.

Bairoil

At Bairoil, Amplify is experiencing a significant improvement in field-level profitability as the benefits of its amended CO₂ purchase agreement and broader cost-reduction initiatives are being realized. As a reminder, the agreement provides increasing 45Q rebates on volumes above the minimum commitment, generating a higher credit to LOE as CO₂ deliveries increase. Lease operating expenses declined approximately 30% sequentially, from $10.8 million in the second quarter to $7.8 million in the third quarter, reaching the lowest quarterly level since Amplify acquired the asset in 2014. A comparison of third quarter 2026 to 2025 lease operating expenses represents annualized savings of more than $20 million.

The combination of lower CO₂ costs, increased CO₂ volumes and continued operating efficiencies is fundamentally improving the profitability and cash flow profile of Bairoil. Importantly, these improvements are being achieved while production increased approximately 8% from the prior quarter, demonstrating the benefit of pairing lower costs with continued optimization of the field’s enhanced oil recovery operations. Bairoil is a long-life, low-decline asset with significant fixed infrastructure, thus lower operating costs, increased production and improved pricing can translate into substantial incremental free cash flow and extend the field’s economic life.

Beyond improvements in the underlying oilfield economics, Amplify continues to evaluate opportunities to unlock additional value from Bairoil’s existing CO₂ infrastructure and available pore space. The Company believes these attributes could support future carbon storage and other low-carbon initiatives, providing potential sources of value beyond Bairoil’s traditional oil production and enhanced recovery operations.

Revolving Credit Facility and Liquidity

As of September 30, 2026, Amplify had no outstanding debt under its revolving credit facility. As of such date, Amplify’s liquidity was approximately $25.0 million, consisting of $10.0 million of cash on hand and available borrowing capacity of approximately $15.0 million.

The Company is currently in the process of completing its regularly scheduled semi-annual borrowing base redetermination, with results expected later in the quarter.

Driven by strong operating performance, internally generated free cash flow and lower capital investment in the third and fourth quarters, Amplify expects to exit 2026 with a strengthened balance sheet and a net cash position.

Full-Year 2026 Guidance

The 2026 guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2026 guidance is based on its current expectations regarding capital investment levels and flat commodity prices for crude oil of $90/Bbl (WTI) and assumes market demand and prices that support economic production. As year-end approaches, the Company tightened guidance ranges for production, GP&T, cash G&A and capital investment and reduced the upper end of lease operating expense guidance to $90.0 million. Adjusted EBITDA guidance remains in line with the Company's prior outlook issued in August 2026.

A summary of the guidance is presented below:

	August 10th, 2026			November 9th, 2026
	Previous Guidance			Guidance
	FY 2026E			FY 2026E
	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	7.0	—	7.5	7.0	—	7.3

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(9.00)	—	$(11.00)	$(8.00)	—	$(10.00)

Average Costs
Lease Operating ($ MM)	$80	—	$95	$80	—	$90
Taxes (% of Revenue)(1)	5.0%	—	7.0%	6.0%	—	7.0%
Gathering, Processing and Transportation Costs ($ MM)	$2	—	$3	$3	—	$3
Recurring Cash General and Administrative ($ MM)(2)(3)	$17	—	$22	$20	—	$22

Adjusted EBITDA ($ MM)(2)(3)	$30	—	$40	$30	—	$40
Cash Interest Expense ($ MM)	$3	—	$4	$3	—	$4
Capital Investment ($ MM)	$45	—	$55	$50	—	$55
Beta Sinking Fund ($ MM)	$9	—	$9	$9	—	$9
Share Repurchase ($ MM)(4)	$0	—	$15	$6	—	$15

(1) Includes production, ad valorem and franchise taxes

(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A and Adjusted EBITDA, non-GAAP measures

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

(4) Share Repurchases reflect the announced authorization from Amplify's board of directors to repurchase up to $15.0 million of Amplify's common stock. Amplify is not obligated to acquire any particular amount of common stock.

Hedging

Amplify maintains a robust hedge portfolio designed to support cash flows and provide downside protection during periods of commodity price volatility, further enhancing cash flow visibility. During the third quarter of 2026 and subsequent to quarter-end, the Company entered into additional costless collars covering portions of 2027 production, including WTI crude oil collars with weighted average floor and ceiling prices of $75.00/Bbl and $87.50/Bbl, respectively, and Brent crude oil collars with weighted average floor and ceiling prices of $78.59/Bbl and $93.99/Bbl, respectively. The Company also entered into Brent crude oil swaps covering a portion of expected production for the full-year 2028 at a weighted average price of $75.50/Bbl.  As of November 6, 2026, the Company has hedged approximately 60-70% of its expected PDP oil production for the remainder of 2026 and for full-year 2027, and 20-25% for full-year 2028. Amplify has posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which Amplify expects to file with the SEC on November 9, 2026.

About Amplify Energy

Amplify Energy Corp. is an independent oil company engaged in the acquisition, development, exploitation, and production of oil. Amplify’s operations are focused in Beta (Pacific Outer Continental Shelf) and Bairoil (Rockies). For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the Company’s evaluation and implementation of strategic alternatives; the Company’s implementation of the share repurchase program and the resulting purchases thereunder; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to maintain royalty relief at Beta; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; the remediation of a material weakness; and the impact of local, state and federal governmental regulations, including those related to climate change, and potential changes in these regulations. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-

relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense, net; Income tax expense (benefit); DD&A; Impairment expense; Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of properties; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related costs; Loss on settlement of AROs; Bad debt expense; Severance payments; Pipeline incident loss and other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income (Loss). Amplify defines Adjusted Net Income (Loss) as net income (loss) adjusted for unrealized loss (gain) on commodity derivative instruments, acquisition and divestiture-related expenses, impairment expense, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted Net Income (Loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free Cash Flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to Free Cash Flow are net income and net cash provided by operating activities.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; severance payments; and other non-routine items that we deem appropriate. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measure most directly comparable to cash G&A is total G&A expense.

Contacts

Jim Frew -- President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Vice President, Finance and Treasury

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2026	June 30, 2026
Revenues:
Oil and natural gas sales	$51,327	$52,577
Other revenues	111	109
Total revenues	51,438	52,686

Costs and Expenses:
Lease operating expense	22,683	22,676
Pipeline incident loss	12	167
Gathering, processing and transportation	1,035	684
Exploration	7	11
Taxes other than income	3,157	3,044
Depreciation, depletion and amortization	5,592	4,916
General and administrative expense	6,232	6,993
Accretion of asset retirement obligations	1,291	1,270
Realized (gain) loss on commodity derivatives	9,746	13,615
Unrealized (gain) loss on commodity derivatives	24,605	(22,624)
(Gain) loss on sale of properties	15	(1,573)
Other, net	315	262
Total costs and expenses	74,690	29,441

Operating Income (loss)	(23,252)	23,245

Other Income (Expense):
Interest expense, net	(891)	(910)
Other income (expense)	455	863
Total Other Income (Expense)	(436)	(47)

Income (loss) before reorganization items, net and income taxes	(23,688)	23,198

Income tax benefit (expense) - current	1,297	—
Income tax benefit (expense) - deferred	3,532	(5,899)
Net income (loss)	$(18,859)	$17,299

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.46)	$0.40

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2026	June 30, 2026
Oil and natural gas revenue:
Oil Sales	$51,327	$52,536
NGL Sales	—	157
Natural Gas Sales	—	(116)
Total oil and natural gas sales - Unhedged	$51,327	$52,577

Production volumes:
Oil Sales - MBbls	682	615
NGL Sales - MBbls	—	1
Natural Gas Sales - MMcf	—	11
Total - MBoe	682	617
Total - MBoe/d	7.4	6.8

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$75.19	$85.41
NGL - per Bbl	$—	$290.22
Natural gas - per Mcf	$—	$(10.37)
Total - per Boe	$75.19	$85.14

Average unit costs per Boe:
Lease operating expense	$33.26	$36.75
Gathering, processing and transportation	$1.52	$1.11
Taxes other than income	$4.63	$4.93
General and administrative expense	$9.14	$11.33
Depletion, depreciation, and amortization	$8.20	$7.97

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	September 30, 2026	June 30, 2026
Production volumes - MBOE
Bairoil	268	247
Beta	414	368
Divested Assets	—	2
Total - MBoe	682	617
Total - MBoe/d	7.4	6.8
% - Liquids	100%	100%

Lease operating expense - $M
Bairoil	$7,819	$10,789
Beta	14,714	11,872
Divested Assets	150	15
Total Lease operating expense:	$22,683	$22,676

Capital expenditures - $M
Bairoil	$724	$627
Beta	7,308	20,099
Total Capital expenditures:	$8,032	$20,726

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2026	June 30, 2026
Assets
Cash and Cash Equivalents	$9,953	$21,212
Accounts Receivable	21,960	19,532
Other Current Assets	23,078	24,965
Total Current Assets	$54,991	$65,709

Net Oil and Gas Properties	$222,649	$220,064
Other Long-Term Assets	300,839	290,321
Total Assets	$578,479	$576,094

Liabilities
Accounts Payable	$17,571	$22,055
Accrued Liabilities	20,899	20,385
Other Current Liabilities	30,264	7,839
Total Current Liabilities	$68,734	$50,279

Asset Retirement Obligation	$75,999	$74,757
Other Long-Term Liabilities	15,521	11,971
Total Liabilities	$160,254	$137,007

Shareholders' Equity
Common Stock & APIC	$445,401	$447,404
Accumulated Earnings (Deficit)	(27,176)	(8,317)
Total Shareholders' Equity	$418,225	$439,087

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2026	June 30, 2026
Net cash provided by (used in) operating activities	$3,058	$2,835
Net cash provided by (used in) investing activities	(11,194)	(23,018)
Net cash provided by (used in) financing activities	(3,123)	(91)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	September 30, 2026	June 30, 2026
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$3,058	$2,835
Changes in working capital	7,297	4,186
Interest expense, net	891	910
Amortization of gain associated with terminated commodity derivatives	(91)	173
Amortization and write-off of deferred financing fees	(87)	(87)
Exploration costs	7	11
Acquisition and divestiture related costs	158	97
Plugging and abandonment cost	495	322
Current income tax expense (benefit)	(1,297)	—
Severance payments	381	—
Pipeline incident loss	12	167
Other	4	—
Adjusted EBITDA:	$10,828	$8,614

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$10,828	$8,614
Less: Cash interest expense	804	823
Less: Capital expenditures	8,032	20,726
Free Cash Flow:	$1,992	$(12,935)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	September 30, 2026	June 30, 2026
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(18,859)	$17,299
Interest expense, net	891	910
Income tax expense (benefit) - current	(1,297)	—
Income tax expense (benefit) - deferred	(3,532)	5,899
Depreciation, depletion and amortization	5,592	4,916
Accretion of asset retirement obligations	1,291	1,270
(Gains) losses on commodity derivatives	34,351	(9,009)
Cash settlements received (paid) on expired commodity derivative instruments	(9,746)	(13,615)
Amortization of gain associated with terminated commodity derivatives	(91)	173
Acquisition and divestiture related costs	158	97
Share-based compensation expense	1,251	1,241
(Gain) loss on sale of properties	15	(1,573)
Exploration costs	7	11
Loss on settlement of AROs	315	262
Bad debt expense	85	566
Severance payments	381	—
Pipeline incident loss	12	167
Other	4	—
Adjusted EBITDA:	$10,828	$8,614

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$10,828	$8,614
Less: Cash interest expense	804	823
Less: Capital expenditures	8,032	20,726
Free Cash Flow:	$1,992	$(12,935)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	September 30, 2026	June 30, 2026
Reconciliation of Adjusted Net Income (Loss):
Net income (loss)	$(18,859)	$17,299
Unrealized (gain) loss on commodity derivatives	24,605	(22,624)
Acquisition and divestiture related costs	158	97
Non-recurring costs:
(Gain) loss on sale of properties	15	(1,573)
Income tax effect of unrealized derivative instruments	(5,167)	4,751
Tax effect of adjustments	(36)	310
Adjusted net income (loss)	$716	$(1,740)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Cash General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	September 30, 2026	June 30, 2026
General and administrative expense	$6,232	$6,993
Less: Share-based compensation expense	1,251	1,241
Less: Acquisition and divestiture costs	158	97
Less: Bad debt expense	85	566
Less: Severance payments	104	—
Less: Other	4	—
Total Cash General and Administrative Expense	$4,630	$5,089